EXHIBIT 99. 2


                       Report of Independent Accountants



To the Board of Directors and
Stockholders of Avis, Inc.


     In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of changes in stockholders' equity, of changes in redeemable preferred stock, and of cash flows present fairly, in all material respects, the financial position of Avis, Inc. and its subsidiaries at February 29, 1996 and February 28, 1995, and the results of their opertaions and their cash flows for each of the three years in the period ended February 29, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





Price Waterhouse LLP
New York, New York
April 25, 1996

                           AVIS, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                     FEBRUARY 29, 1996 AND FEBRUARY 28, 1995
                                 (In thousands)

                                     ASSETS
                                                          1996            1995
                                                       -----------   -----------

Cash and cash equivalents ..........................   $    49,326   $    36,643
Accounts receivable, net ...........................       144,842       109,408
Due from affiliated company ........................        75,635        71,570
Prepaid expenses ...................................        40,227        32,612
Vehicles, net ......................................     2,064,943     1,767,050
Property and equipment, net ........................       146,429       125,019
Other assets .......................................       176,368       153,908
Cost in excess of fair value of net assets acquired        506,683       503,051
                                                       -----------   -----------
     Total assets ..................................   $ 3,204,453   $ 2,799,261
                                                       ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable ...................................   $   181,920   $   182,103
Accrued liabilities ................................       200,870       166,542
Current and deferred income taxes ..................        36,339        30,191
Public liability and property damage ...............       205,698       198,180
Debt ...............................................     2,043,143     1,570,482
Due to affiliated company ..........................       122,111       273,298
Redeemable preferred stock .........................        72,409        77,274
Redeemable portion of common stock .................       295,482       213,523
Unearned compensation ..............................      (263,024)    (277,787)
Participating convertible preferred stock (par value
 $.01 per share, 15,000,000 shares authorized,
  9,788,623 shares outstanding in 1996 and 1995) ...       132,000       132,000

Common stock (par value $.01 per share,
 100,000,000 shares authorized; 23,619,703
  shares and 23,619,828 shares outstanding
  in 1996 and 1995, respectively) ..................           290           290

Additional paid in capital .........................       215,644       275,071

Treasury stock .....................................      (102,252)    (102,251)

Retained earnings ..................................        62,095       59,818

Foreign currency equity adjustment .................         1,728          527
                                                       -----------    ---------
Commitments and contingencies

     Total liabilities and stockholders' equity ....   $ 3,204,453  $ 2,799,261
                                                       ===========  ===========

     See accompanying notes to the consolidated financial statements.

                           AVIS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED FEBRUARY 29, 1996, FEBRUARY
                         28, 1995 AND FEBRUARY 28, 1994
                                 (In thousands)


                                                                    Years Ended
                                                  -----------------------------------------
                                                  February 29,   February 28,  February 28,
                                                      1996           1995            1994
                                                  -----------    ------------   -----------

Revenues ......................................   $ 1,716,677    $ 1,455,588    $ 1,371,324
                                                  -----------    -----------    -----------

Cost and expenses:
  Direct operating ............................       749,406        688,287        643,272
  Vehicle depreciation ........................       379,501        313,778        254,346
  Vehicle lease charges .......................       125,483         81,568         78,670
  Selling, general and administrative .........       244,999        211,040        186,294
  Interest ....................................       149,534        135,607        125,505

Unrealized foreign exchange (gain) loss .......           410           (777)          (360)

Amortization of unearned compensation -
  Employee Stock Ownership Plan ...............        15,875         15,804         15,804

Amortization of cost in excess of fair value of
  net assets acquired and other intangibles ...        16,420         16,219         15,983
                                                  -----------    -----------    -----------
Income (loss) before income taxes and
  preferred stock dividends ...................        35,049         (5,938)        51,810

Provision for income taxes ....................        23,977         13,160         28,322
                                                  -----------    -----------    -----------

Net income (loss) .............................        11,072        (19,098)        23,488

Preferred stock dividends .....................        (8,769)        (8,769)        (7,015)
                                                  -----------    -----------    -----------

Income (loss) available for common shares .....   $     2,303    $   (27,867)   $    16,473
                                                  ===========    ===========    ===========


See accompanying notes to the consolidated financial statements.

                                   AVIS, INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED FEBRUARY 29, 1996
                                 (In thousands)



                                                                              Participating
                                                                              Convertible
                                                        Common Stock        Preferred Stock
                                                    --------------------   -----------------                         Foreign
                                                              Additional          Additional   Treasury              currency
                                                      Par       paid-in      Par   paid-in      stock      Retained   equity
                                                     value      capital    value   capital    (at cost)    earnings  adjustment
                                                    -------   ----------   -----  ---------   ---------   ---------  ----------

Balance March 1, 1995 .........................     $  290    $ 275,071    $  98  $ 131,902   $(102,251)  $ 59,818    $     527

Amortization of unearned compensation expense
   for the year ended February 29, 1996 .......                      20

Net income for the year ended
   February 29, 1996 ..........................                                                             11,072

Income tax benefit relating to ESOP tax deductions
  for the year ended February 29, 1996 ........                  22,885

Increase in pension liability over unrecognized
  prior service cost ..........................                    (373)

Foreign currency equity adjustment for the
  year ended February 29, 1996 ................                                                                           1,201

Payment of common and preferred stock dividends                                                             (8,781)

Change in redeemable portion of common stock ..                 (81,959)

Purchase of treasury stock (125 shares) .......                                                      (1)

Appropriation for amortization of discount
  from redemption value of preferred stock ....                                                                (14)
                                                    -------    ---------   -----   ---------  ---------   ---------   ---------
Balance February 29, 1996 .....................     $  290    $ 215,644    $  98   $ 131,902  $(102,252)  $ 62,095    $   1,728
                                                    =======    =========   =====   =========  =========   =========   =========

               See accompanying notes to the financial statements.

                                   AVIS, INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                                 (In thousands)


                                                                             Participating
                                                                              Convertible
                                                        Common Stock        Preferred Stock
                                                     -----------------    ------------------                          Foregin
                                                             Additional           Additional   Treasury               currency
                                                      Par    paid-in       Par     paid-in      stock     Retained     equity
                                                     value   capital      value    capital    (at cost)   earnings    adjustment
                                                     ------  ----------   ------  ---------   ---------   --------    ----------

Balance March 1, 1994 ..........................     $  290  $  56,038    $  98   $ 131,902   $(100,712)  $ 87,698     $   (837)

Net loss for the year ended
   February 28, 1995 ...........................                                                           (19,098)

Income tax benefit relating to ESOP tax deductions
  for the year ended February 28, 1995 .........                 6,627

Reduction of pension liability over unrecognized
  prior service cost ...........................                   178

Foreign currency equity adjustment for the
  year ended February 28, 1995 .................                                                                          1,364

Payment of preferred stock dividends ...........                                                            (8,769)

Change in redeemable portion of common stock ...               212,228

Appropriation for amortization of discount
  from redemption value of preferred stock .....                                                               (13)

Purchase of treasury stock (85,696 shares) .....                                                 (1,539)
                                                     ------    -------    ------  ---------   ---------   ---------      -------

Balance February 28, 1995 ......................     $  290   $275,071    $  98   $ 131,902   $(102,251)  $ 59,818       $  527
                                                     ======   ========    =====   =========   =========   ========       =======

        See accompanying notes to the consolidated financial statements.

                                   AVIS, INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED FEBRUARY 28, 1994
                                 (In thousands)

                                                                            Participating
                                                                             Convertible
                                                           Common Stock    Preferred Stock                                  Foreign
                                                       ------------------  ----------------              Common             Currency
                                                               Additional        Additional  Treasury    stock               equity
                                                        Par    paid-in      Par   paid-in      stock    purchase  Retained   Adjust-
                                                       value   capital     value  capital    (at cost)  warrants  earnings    ment
                                                       ------  ----------  ----- ----------  ---------  --------  --------  --------

Balance March 1, 1993 ..............................   $  284  $(118,916)  $ 98  $ 131,902   $ (25,089) $  155    $71,242   $   282

Net income for the year ended February 28, 1994 ....                                                               23,488

Cumulative effect of change in accounting for
  income taxes (SFAS No. 109) ......................              68,100

Tax benefit derived from change in statutory
  income tax rates under the Revenue
  Reconciliation Act of 1993 .......................               2,000

Inocme tax benefit relating to ESOP tax deductions
  for the year ended February 28, 1993 .............              16,855

Excess of additional pension liability over
  unrecognized prior service cost ..................                (258)

Foreign currency equity adjustment for the
  year ended February 28, 1994 .....................                                                                         (1,119)

Payment of common and preferred stock dividends ....                                                               (7,019)

Change in redeemable portion of common stock .......              86,600

Appropriation for amortization of discount
  from redemption value of preferred stock .........                                                                  (13)

Exchange of common stock for Series C preferred
  stock (2,889,057 shares) .........................                                          (53,968)

Purchase of treasury stock (1,147,890 shares) ......                                          (21,655)

Common stock issued under stock option plan (77,462)        1       403

Common stock purchase warrants exercised (599,452
  shares @ $2.37; redeemed 19,045 shares @ $16.56) .        5      1,254                                   (155)
                                                        -----   --------    ----- ---------  ---------   ------   -------    -------

Balance February 28, 1994 ..........................   $  290   $ 56,038    $ 98  $ 131,902  $(100,712)  $        $87,698    $ (837)
                                                       ======   ========    ===== =========  ==========  ======   =======    =======

See accompanying notes to the financial statements.

                                   AVIS, INC.
         CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE PREFERRED STOCK
          FOR THE YEARS ENDED FEBRUARY 29, 1996, FEBRUARY 28, 1995 AND
                                FEBRUARY 28, 1994
                                 (In thousands)


                                      Series A     Series B    Series C
                                     preferred    preferred    preferred    Additional   Discount on   Total
                                       stock        stock        stock       paid-in      preferred    preferred
                                     par value    par value    par value     capital        stock       stock
                                     ---------    ---------    ---------    ----------   ----------    ---------

Balance March 1, 1993 ............    $    2       $    2            -       $ 23,369     $  (93)      $ 23,280

Accretion in preferred stock for
  amortization of discount from
  redemption value .................                                                          13             13

Issuance of Series C preferred stock                            $    29        53,939                    53,968
                                       ------      ------       -------      --------     ------       --------

Balance February 28, 1994 ..........       2            2            29        77,308        (80)        77,261
                                       ------      ------       -------      --------     ------       --------

Accretion in preferred stock for
  amortization of discount from
  redemption value .................                                                          13             13
                                       ------       ------      -------      --------     ------        -------

Balance February 28, 1995 ..........       2            2            29        77,308        (67)        77,274
                                       ------       ------      -------      --------     ------        -------

Accretion in preferred stock for
  amortization of discount from
  redemption value .................                                                          14             14

Redemption of preferred stock ......                                           (4,879)                   (4,879)
                                       ------      ------       -------      --------     ------       --------

Balance February 29, 1996 ..........   $    2      $    2       $    29      $ 72,429     $  (53)      $ 72,409
                                       ======      ======       =======      ========     ======       ========


See accompanying notes to the consolidated financial statements.

                           AVIS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE YEARS ENDED FEBRUARY 29, 1996, FEBRUARY 28, 1995 AND FEBRUARY 28, 1994
                                 (In thousands)
                Increase (decrease) in cash and cash equivalents

                                                                                  Years Ended
                                                                -------------------------------------------
                                                                February 29,   February 28,    February 28,
                                                                   1996           1995              1994
                                                                -----------    -----------      -----------

Cash flows from operating activities:
    Net income (loss) .......................................   $    11,072    $   (19,098)     $    23,488
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Depreciation and amortization ...........................       444,498        388,066         326,200
    Deferred income tax provision ...........................        15,404          2,018          20,673
    Provision for losses on accounts receivable .............         1,803             85           1,815
    Gain on sale of the Canadian Car Lease Division .........                                       (2,629)
    Change in operating assets and liabilities:
      Finance lease receivable ..............................                        2,321          3,117
      Accounts receivable and due from affiliated company ...       (31,965)         5,255          10,400
      Prepaid expenses ......................................        (7,362)        (4,425)          2,321
      Other assets ..........................................        (3,373)        (3,888)        (11,085)
      Accounts payable ......................................        (6,183)        20,844          39,768
      Accrued liabilities ...................................        38,247         25,538             846
      Public liability and property damage ..................         7,455         15,417           5,883
                                                                -----------    -----------     -----------
      Net cash provided by operating activities .............       469,596        432,133         420,797
                                                                -----------    -----------     -----------
Cash flows from investing activities:
    Payments for vehicle additions ..........................    (2,557,368)    (3,105,223)     (2,745,150)
    Proceeds received  from vehicle sales ...................     1,867,111      2,699,944       2,613,457
    Payments for additions to property and equipment, net ...       (37,177)       (26,434)        (15,076)
    Purchase of Agency Rent A Car ...........................       (20,524)
    Proceeds from the sale of the Canadian Car Lease Division                                       87,192
    Investment in associated companies ......................        (7,525)          (100)         (4,495)
                                                                -----------    -----------     -----------
      Net cash used in investing activities .................      (755,483)      (431,813)        (64,072)
                                                                -----------    -----------     -----------
Cash flows from financing activities:
    Increase(decrease) in debt and due to affiliate company:
      Proceeds                                                      977,958        745,213         435,241
      Repayments                                                   (661,656)      (846,124)       (455,725)
    Increase in deferred debt issuance costs ................        (3,028)        (1,200)         (7,151)
    Principal payments on ESOP acquisition debt .............                      (73,250)        (61,750)
    Payment of common and preferred stock dividends .........        (8,781)        (8,769)         (7,019)
    Purchase of treasury stock ..............................            (1)        (1,539)        (21,655)
    Increase in unearned compensation .......................        (1,092)
    Decrease in debt due to the sale of the Canadian
      Car Lease Division ....................................                                      (77,842)
    Redemption of preferred stock ...........................        (4,879)
    Other financing activities, net .........................                                        1,508
                                                                -----------    -----------     -----------
Net cash provided by (used in) financing activities .........       298,521       (185,669)      (194,393)
                                                                -----------    -----------     -----------
Effect of exchange rate changes on cash .....................            49           (272)           381
                                                                -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents ........        12,683       (185,621)       162,713
Cash and cash equivalents at beginning of period ............        36,643        222,264         59,551
                                                                -----------    -----------    -----------
Cash and cash equivalents at end of period ..................   $    49,326    $    36,643    $   222,264
                                                                ===========    ===========    ===========
Supplemental disclosure of cash flows information:
    Cash paid during the period for:
      Interest ..............................................   $   147,960    $   137,351    $   128,572
      Income taxes ..........................................         7,747          9,307          4,299


     Disclosure of accounting policy: For purposes of reporting cash flows, the Company considers deposits and short-term investments with an initial maturity of three months or less to be cash equivalents. The effect of unrealized foreign currency revaluations on the assets and liabilities of foreign subsidiaries has been eliminated. Changes in vehicles and vehicle related accounts are included in the cash flows from investing activities.

     See accompanying notes to the consolidated financial statements.

                           AVIS, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           FEBRUARY 29, 1996, FEBRUARY 28, 1995 AND FEBRUARY 28, 1994




Note 1 - ESOP Transaction

     In 1987, the trust for the Employee Stock Ownership Plan (ESOP) of Avis, Inc. (the "Company") acquired all the outstanding common stock of Avis, Inc. This transaction has been accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16. Accordingly, the purchase price has been allocated based on the estimated fair value of the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of the Company's net assets is included in "Cost in excess of fair value of net assets acquired" on the consolidated balance sheet.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

     The Company's primary business is the rental of automobiles. The consolidated financial statements include the accounts of all majority-owned subsidiaries of Avis, Inc. combined with related accounts of the ESOP and Prime Vehicles Trust. Intercompany accounts and transactions among Avis, Inc., its subsidiaries, the ESOP and Prime Vehicles Trust (Vehicle Trust) have been eliminated. During the year ended February 29, 1996, the Company acquired the rights to the name and certain assets of Agency Rent A Car, Inc., a company primarily engaged in the insurance replacement car rental business. Investments in associated companies in which the Company has a 20 percent to 50 percent interest are accounted for under the equity method of accounting. Generally accepted accounting principles require the use of estimates, which are subject to change, in the preparation of financial statements. Certain amounts of the prior period have been reclassified for comparability.

Revenue Recognition

     Revenue derived from the rental of automobiles is recognized when earned and expenses are recorded when incurred.

Vehicles

     Vehicles are stated at cost net of accumulated depreciation. When vehicles are sold, gains or losses are reflected as an adjustment to depreciation. Vehicles are generally depreciated at a rate of 10% to 25% per annum.

Property and Equipment

     Property and equipment is stated at cost net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful life of the assets. Estimated useful lives range from thirty years for buildings to five to ten years for furniture and office equipment. Leasehold improvements are amortized over the shorter of twenty years or the remaining life of the lease. Maintenance and repairs are expensed; renewals and improvements are capitalized. When depreciable assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts with any resulting gain or loss reflected in income.

Cost in Excess of Net Assets Acquired and Other Intangibles

     Cost in excess of net assets acquired is amortized over a 40 year period and is shown net of accumulated amortization of approximately $126 million and $110 million at February 29, 1996 and February 28, 1995, respectively.

Impairment Accounting

     In 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The Company reviews the recoverability of its long-lived assets, including goodwill and other intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the assets may not be recoverable. The measurement of possible impairment is based on the Company's ability to recover the asset from the expected future pre-tax undiscounted cash flows of the related asset. The measurement of impairment requires management to use estimates of expected future cash flows related to long-lived assets. It is at least reasonably possible that future events or circumstances could cause these estimates to change. The Company's policy on impairment in prior years was not materially different.

Public Liability and Property Damage

     Provision for public liability and property damage on claims for which the Company is self-insured is made by a charge to expense based upon evaluations of estimated ultimate liabilities on reported and unreported claims. The Company is self-insured up to $1 million per claim. The liability for public liability and property damage is calculated using an accepted actuarial method and is not discounted or calculated on a present-value basis.

Income Taxes

     Effective March 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS No. 109). The provision for income taxes includes current and deferred income taxes. Deferred income taxes arise from temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The Company derives income tax benefits for contributions, distributions and dividends remitted to the ESOP (see note 15). The Company reflects the tax benefit of ESOP income tax deductions as an increase to stockholders' equity. The Company does not provide for federal income taxes on the undistributed portion of the Company's earnings of foreign subsidiaries and affiliates that is anticipated to be permanently reinvested for growth and expansion.

Pensions

     Costs of the defined benefit plans are actuarially determined under the projected unit credit cost method and include amounts for current service and interest on projected benefit obligations and plan assets. The Company's policy is to fund at least the minimum contribution amount required by the Employee Retirement Income Security Act of 1974.

Foreign Currency Translation

     The balance sheets of foreign operations are translated at rates of exchange at the balance sheet date and income statements are translated at average exchange rates for the periods presented. Translation gains and losses are included as a component of stockholders' equity.

Advertising

     Advertising costs are expensed as incurred. There are no deferred costs for advertising at February 29, 1996, February 28, 1995 and February 28, 1994. Advertising expense was $57,478,000, $59,236,000 and $47,232,000 for the years ended February 29, 1996, February 28, 1995 and February 28, 1994, respectively.

Evironmental Costs

     The Company's operations include the storage and dispensing of gasoline. Expenses in connection with the remediation of accidental fuel discharges at various locations are provided for when it is probable that obligations have been incurred and amounts can be reasonably estimated. Recoveries from insurance companies and other reimbursements are generally immaterial. The Company provided $6,894,000, $2,850,000 and $2,822,000 for remediation costs during the years ended February 29, 1996, February 28, 1995 and February 28, 1994, respectively.


Note 3 - Accounts Receivable and Due from Affiliated Company

Accounts receivable is comprised of the following (in thousands):

                                                         February       February
                                                         29, 1996       28, 1995
                                                        ---------      ---------

Vehicle rentals ..................................       $103,731       $ 73,963
Damage claims ....................................          7,134          7,997
Due from licensees ...............................          3,336          2,271
Due from vehicle manufacturers ...................         87,977         78,792
Other ............................................         22,765         21,224
                                                         --------       --------
                                                          224,943        184,247
Less allowance for doubtful accounts .............          4,466          3,269
                                                         --------       --------
                                                         $220,477       $180,978
                                                         ========       ========

     The amounts due from vehicle manufacturers include $75,635,000 and $71,570,000 of amounts due from affiliated company at February 29, 1996 and February 28, 1995, respectively. Amounts due from vehicle manufactuers include receivables for vehicles sold under guaranteed repurchase contracts and amounts due for incentives and allowances. Incentives and allowances are derived based on the overall volume of vehicles to be purchased for a model year or from the manufactuers' eagerness to encourage the Company to surrender its option to sell vehicles back to the manufacturer or arise from the purchase of particular models not subject to repurchase under "buyback" arrangements. Incentives and allowances are generally amortized to income over the life of the vehicle.

     The provision for losses on accounts receivable was $1,803,000, $85,000 and $1,815,000 for the years ended February 29, 1996, February 28, 1995 and February 28, 1994, respectively.

Note 4 - Vehicles

     Vehicles are stated at cost, net of accumulated depreciation as follows (in thousands):
                                                  February            February
                                                  29, 1996            28, 1995
                                                -----------         -----------
Vehicles ...............................        $ 2,358,936         $ 1,927,995
Accumulated depreciation ...............           (293,993)           (160,945)
                                                -----------         -----------
                                                $ 2,064,943         $ 1,767,050
                                                ===========         ===========

     Included in vehicles are vehicles acquired under short and long-term capital leases, as described in Note 9, of $30,098,000 and $47,291,000 (net of accumulated depreciation of $54,834,000 and $37,641,000) at February 29, 1996 and February 28, 1995, respectively. Also included in vehicles are $34,924,000 and $29,441,000 of buses and other support vehicles used in the operation of the Company's business at February 29, 1996 and February 28, 1995, respectively.

Vehicles also include vehicles held for sale as follows (in thousands):

                                                      February        February
                                                      29, 1996        28, 1995
                                                      --------        --------
Vehicles held for sale .....................          $ 27,041        $  6,733
Accumulated depreciation ...................            (4,092)         (1,051)
                                                      --------        --------
                                                      $ 22,949        $  5,682
                                                      ========        ========

     Depreciation expense recorded for vehicles was $392,946,000, $337,038,000 and $277,230,000, net of a gain on the disposal of vehicles of $13,445,000, $23,260,000 and $22,884,000 for the years ended February 29, 1996, February 28, 1995 and February 28, 1994, respectively.

     Costs and expenses are offset by certain incentives and allowances from various vehicle manufacturers, the most significant of which was received from the General Motors Corporation. Approximately $99 million, $103 million and $104 million was recognized from these incentives and allowances in the Consolidated Statement of Operations for the years ended February 29, 1996, February 28, 1995 and February 28, 1994, respectively.

     In November 1988 and April 1990, the Company entered into seven year operating leases under which a combined original amount of $324.3 million of vehicles were leased. The leases are cancelable at the Company's option; however, additional costs may be incurred upon termination based upon the fair value of the vehicles at the time the option is exercised. At the termination of the leases, the Company may purchase the vehicles at an agreed-upon fair market value or return them to the lessor.

     In December 1994, the Company entered into a financing arrangement whereby it may lease up to $500 million of vehicles. Under this arrangement at February 29, 1996, there were $357.7 million of vehicles acquired under operating leases. The vehicles leased under this arrangement may be leased for periods of up to 18 months. The lease cost charged to the Company varies with the number of vehicles leased and the repurchase agreement offered by the vehicle manufacturer to the lessor and includes all expenses including the interest costs of the financing company.

     The rental payments due in each of the succeeding years for these leases, as described above, are as follows (in thousands):

February 28, 1997 .......................................             $96,276
February 28, 1998 .......................................               5,729

     Rental expense for those vehicles acquired under operating leases as described above was $106,024,000, $65,241,000 and $57,055,000 for the years ended February 29, 1996, February 28, 1995 and February 28, 1994, respectively.


Note 5 - Property and Equipment

Property and equipment is comprised of the following (in thousands):

                                                        February        February
                                                        29, 1996        28, 1995
                                                        --------        --------
Land ...........................................        $ 19,652        $ 19,975
Buildings ......................................          14,767          12,643
Leasehold improvements .........................         144,488         134,833
Furniture, fixtures and equipment ..............          31,669          28,743
Construction in progress .......................          15,670           6,254
                                                        --------        --------
                                                         226,246         202,448
Less accumulated depreciation
  and amortization .............................          79,817          77,429
                                                        --------        --------
                                                        $146,429        $125,019
                                                        ========        ========

     Depreciation and amortization expense was $16,404,000, $14,572,000 and $14,665,000 for the years ended February 29, 1996, February 28, 1995 and February 28, 1994, respectively.

Note 6 - Investments in Associated Companies

     Investments in associated companies, included in other assets, consist of the following (in thousands):

                                                         February       February
                                                         29, 1996       28, 1995
                                                         --------       --------

Avis Europe Limited and Subsidiaries .............        $59,614        $52,499
Other ............................................          2,325          1,945
                                                          -------        -------
                                                          $61,939        $54,444
                                                          =======        =======

     At February 28, 1995 the Company owned 7.4% of the common stock of Cilva Holdings, Plc (Cilva). During 1996, the Company also acquired additional common stock in Cilva for $7.5 million, resulting in total holdings of 8.7% at February 29, 1996. On February 28, 1996 Cilva recapitalized its shareholder debt instruments whereby the Company exchanged its holdings in debt securities for newly issued common stock in a successor company, Avis Europe Limited. The Company accounts for its investment on the cost method of accounting. The Company may redeem a portion of its investment in Avis Europe Limited between March 1, 2000 and July 15, 2000. The Company also has an investment of approximately $1 million in the preferred shares of Avis Europe, Plc, a subsidiary of Avis Europe Limited.

     In 1992, the Company discontinued accruing interest income and recorded a provision for possible loss on its investments in Cilva, including interest income accrued but yet unpaid. The Company recorded and fully reserved $6,631,000, $5,931,000 and $5,370,000 of interest income for the years ended February 29, 1996, February 28, 1995 and February 28, 1994, respectively.

     The equity in earnings of other associated companies was $366,000, $334,000 and $460,000 for the years ended February 29, 1996, February 28, 1995 and February 28, 1994, respectively.

Note 7 - Accrued Liabilities

Accrued liabilities is comprised of the following (in thousands):

                                                       February         February
                                                       29, 1996         28, 1995
                                                       --------         --------
Payroll and related costs ....................         $ 60,986         $ 41,249
Taxes, other than income taxes ...............           10,206            6,335
Interest .....................................           20,073           15,782
Sales and marketing ..........................           20,697           23,257
Remediation of fuel discharges ...............            9,726            5,747
Other various ................................           79,182           74,172
                                                       --------         --------
                                                       $200,870         $166,542
                                                       ========         ========

Note 8 - Debt and Due to Affiliated Company

     Debt and Due to Affiliated Company outstanding is comprised of the following (in thousands):

                                                         February      February
                                                         29, 1996      28, 1995
                                                        ---------     ----------
VEHICLE TRUST FINANCING
Commercial paper - vehicle trust financing .......      $  29,550     $    1,000
Current portion of long-term debt -
   vehicle trust financing .......................         46,000         10,000
                                                        ---------     ----------
     Total current debt ..........................         75,550         11,000
                                                        ---------     ----------
  Guaranteed ESOP notes .........................       1,000,000      1,000,000
  Revolving credit facilities.....................        412,500        195,700
  Manufacturer's financing due June 1996 (interest
     rate 1995:  8.7%)............................                       132,000
  Floating rate notes due September 1998 .........        115,000
  Insurance company notes due from June
     1996 to June 2003 (interest rate 1996: 7.3%
          1995:  7.3%)............................        262,500        308,500
                                                        ---------      ---------
        Vehicle trust financing - long term ......      1,790,000      1,636,200

OTHER FINANCING
Short-term capital lease obligation ..............            142
Short-term notes - foreign .......................         46,635         38,356
Current portion of long-term debt - other ........         32,337         21,742
                                                        ---------      ---------
     Total current debt - other                            79,114         60,098
                                                        ---------      ---------
Floating rate notes due September 1996 ...........                        15,000
7.50% capital lease terminating November 1997.....         40,615         59,984
Floating rate notes due November 1998 ............         62,000
Insurance company notes due from June
  1998 to June 2000 at 9.98% - 10.30% ............         52,500
Other domestic ...................................          3,820          5,394
Debt of foreign subsidiaries:
  Floating rate notes due April 1997 .............         46,000         27,643
  Floating rate notes due July 1997 ..............         10,557         15,689
  7.00% notes due February 1998 ..................          5,098
  Other foreign ..................................                        12,772
                                                       ----------     ----------
    Total long-term debt .........................        220,590        136,482
                                                       ----------     ----------
                                                       $2,165,254     $1,843,780
                                                       ==========     ==========

     The primary source of financing for domestic vehicles is provided by a vehicle trust. Amounts drawn against this facility may be used to purchase vehicles and pay certain expenses of the vehicle trust. The security for the vehicle trust financing facility consists of a lien on the vehicles acquired under the facility, together with security interests in certain other assets of the trust. Additionally, the vehicle trust and security agreement require that there be outstanding at all times subordinated debt in a specified percentage range (10% - 25%) of the net book value of the vehicles owned by the trust. Pursuant to the agreement, the subordinated debt is to be provided by the vehicle manufacturer finance companies and by Avis, Inc.

     At February 29, 1996, February 28, 1995 and February 28, 1994, the weighted average interest rate on commercial paper was 5.9%, 6.6% and 3.9%, respectively.

     The $1 billion ESOP related tax advantaged vehicle trust financing consists of loans under various agreements with banks, insurance companies and vehicle manufacturer finance companies. The tax advantaged notes were issued in September 1987 with a final maturity of 25 years and mandatory annual principal reductions commencing in 1998. These notes are issued by the Company and are guaranteed by the vehicle trust. As of February 29, 1996, February 28, 1995 and February 28, 1994, $95,601,000 and $110,615,000 of vehicle manufacturer finance companies subordinated debt is included in the $1 bllion ESOP related tax advantage vehicle financing. At February 29, 1996, the Company has a $450 million line of credit from a finance subsidiary of General Motors which may be used for either ESOP or vehicle trust financing. Of this facility, $300 million is available for subordinated debt. As of February 29, 1996, the company utilized $118 million of this facility, of which $79,667,500 was subordinated. This facility requires a fee of 1/4 of 1% of the unused portion. (See note 17 for other related party transactions). At February 29, 1996, the Company has a $67 million line of credit from a non-affiliated vehicle manufacturer finance company which may be used for either ESOP or vehicle trust financing. Of this facility, $60 million is available for subordinated debt. As of February 29, 1996, the Company utilized $67 million of this facility, of which $15,933,500 was subordinated. This facility requires a fee of 1/4 of 1% on the unused portion. As of February 29, 1996, February 28, 1995 and February 28, 1994, the weighted average interest rate of the $1 billion ESOP loans was 6.1%, 6.3% and 5.0%, respectively.

     The $850 million revolving credit facility expires on September 30, 1997. The interest rate on these loans is based on the London Interbank rate plus a spread negotiated at the time of the borrowing. As of February 29, 1996, February 28, 1995 and February 28, 1994, the weighted average interest rate of borrowings under this facility was 6.0%, 6.6% and 4.2%, respectively.

     The floating rate notes were issued pursuant to a loan agreement dated September 1, 1995 for a period of three years. The interest rate on these notes is based on the London Interbank rate, plus a spread of 0.45%. The interest rate on these notes as of February 28, 1996 was 6.2%.

     In November 1992, the Company entered into a five year capital lease under which $96.7 million of vehicles were leased. The lease is cancelable at the Company's option; however, additional costs may be incurred upon termination based upon the fair value of the vehicles at the time the option is exercised. At the termination of the lease, the Company may purchase the vehicles at an agreed-upon fair market value or return them to the lessor.

     The future minimum lease payments due under the Company's short and long-term capital lease obligations in each of the succeeding years ending February 28, together with the present value of minimum lease payments, are as follows (in thousands):

1997..................................................      $22,192
1998..................................................       41,500
                                                            -------
Total minimum lease payments .........................       63,692

Less:    interest ....................................        3,566
         short-term capital lease obligation .........          142
         current portion of long-term capital
         lease obligation ............................       19,369
                                                            -------
Capital lease obligation - long term .................      $40,615
                                                            =======

     Mandatory maturities of long-term obligations for each of the succeeding years is as follows (in thousands):

February 28, 1997 ......................................           $ 78,337
February 28, 1998 ......................................            528,842
February 28, 1999 ......................................            366,806
February 29, 2000 ......................................            130,096
February 28, 2001 ......................................            123,377
Thereafter .............................................            861,469

Other Credit Facilities

     The Company has letters of credit/working capital agreements totaling $102,549,000, which may be renewed biannually at its option and the banks' discretion. The collateral for certain of these agreements consists of a lien on property and equipment and certain receivables. At February 29, 1996 and February 28, 1995, the Company has outstanding letters of credit amounting to $53,627,000 and $34,303,000, respectively. There were no working capital loans outstanding at February 29, 1996. At February 28, 1995, there were $15 million of working capital loans outstanding with an interest rate of 7.75%. A facility fee of 1/4 of 1% on the unused portion is required by the 1995 agreement.

     In addition, for certain of its international operations, the Company has available at February 29, 1996 and February 28, 1995, unused lines of credit of $186,718,000 and $161,537,000, respectively. The unused lines of credit agreements require a quarterly fee of 0.1% to 1.0% of the unused line.

     Under the terms of the Company's loan agreements, the Company must maintain a minimum net worth, minimum earnings and cash flow ratios. The most restrictive covenant of certain of these agreements has a limitation on the total debt of the Company.

Note 9 - Income Taxes

     The provision (benefit) for income taxes is comprised of the following (in thousands):
                                                           Years Ended
                                               ---------------------------------
                                               February    February    February
                                               29, 1996    28, 1995    28, 1994
                                               --------    --------    --------
Current:
     State .................................   $  2,477    $    912    $    504
     Federal ...............................                     98      22,545
     Foreign ...............................      6,096      10,132       6,645
                                               --------    --------    --------
                                                  8,573      11,142      29,694
                                               --------    --------    --------
Deferred:
     Federal ...............................      9,730      (1,299)     (5,190)
     Foreign ...............................      5,674       3,317       3,818
                                               --------    --------    --------
                                                 15,404       2,018      (1,372)
                                               --------    --------    --------
Provision for income taxes .................     23,977      13,160      28,322

Less:    Federal tax benefit of ESOP  income
         tax deductions credited to stock-
         holders' equity under SFAS No. 109     (22,885)     (6,627)    (16,855)
                                               --------     -------    --------
                                               $  1,092    $  6,533    $ 11,467
                                               ========    ========    ========

     The Company derives an income tax deduction for dividend distributions to the ESOP. The ESOP repays the same amount to the Company to reduce the ESOP debt due to the Company (see note 2).

     The effective income tax rate varies from the federal statutory income tax rate due to the following:

                                                                   Years Ended
                                          ---------------------------------------------------------------
                                           February 29, 1996     February 28, 1995     February 28, 1994
                                          ------------------   ---------------------  -------------------

Statutory U.S. federal income tax rate    $ 12,267      35.0%  $ (2,078)     (35.0)%  $ 18,133      35.0%
Tax effect of foreign operations ......      3,546      10.1      2,760       46.4       4,207       8.1
Alternative minimum tax provision .....                              98        1.7         500       1.0
Amortization of cost in excess of net
  assets acquired and other intangibles      4,094      11.7      4,410       74.2       4,331       8.4
Foreign dividends and withholding tax .      2,589       7.4      7,460      125.6       1,034       2.0
State income taxes, net of federal
  tax benefit .........................      1,610       4.6        593       10.0         328       0.6
Other .................................       (129)     (0.4)       (83)      (1.3)       (211)     (0.4)
                                           -------      ----     ------      -----     -------     -----
    Provision for income taxes ........     23,977      68.4     13,160      221.6      28,322      54.7
                                           -------      ----     ------      -----      ------      ----

Tax benefit of ESOP income tax
  deductions credited to stockholders'
   equity under SFAS No. 109 ..........    (22,885)    (65.3)    (6,627)    (111.6)    (16,855)    (32.6)
                                           -------     -----     ------     ------     -------     -----
Effective income tax rate .............   $  1,092       3.1%  $  6,533      110.0%   $ 11,467      22.1%
                                          ========       ===   ========      =====    ========      ====


     In accordance with SFAS 109, the deferred tax asset includes the following (in thousands):
                                            February         February
                                            29, 1996         28, 1995
                                            --------         --------
Gross Deferred Tax Asset:
Public liability and property damage
   book expense in excess of tax expense   $  66,151         $  64,947

Other accrued expenses in excess of
    tax expense ........................      41,563            38,812

Net operating loss carryforward ........     124,176            98,318

Alternative minimum income tax
   credit carryover ....................       3,025             3,025
                                            --------          --------
                                             234,915           205,102
                                            --------          --------
Gross Deferred Tax Liabilities:
Tax depreciation in excess of book
  depreciation .........................    (133,579)         (112,830)
Prepaids and other .....................     (10,497)           (9,166)
                                           ---------          --------
                                            (144,076)         (121,996)
                                           ---------          --------
Valuation allowance ....................     (30,395)          (29,412)
                                           ---------          --------
Net deferred tax asset .................   $  60,444          $ 53,694
                                           =========          =========

     The Company has net operating loss carryforwards of $354,789,000, $280,909,000 and $249,601,000 at February 29, 1996, February 28, 1995 and
February 28, 1994, respectively. The Company has alternative minimum tax net operating loss carryforwards of $162,729,000, $85,422,000 and $37,879,000 at
February 29, 1996, February 28, 1995 and February 28, 1994, respectively. These carryforwards expire in various years as follows:

                    Amount                  Expiration
                (in thousands)                 Date
                --------------          -----------------
                   $ 27,300             February 28, 2003
                     96,692             February 29, 2004
                    100,631             February 28, 2007
                     69,387             February 28, 2010
                     60,779             February 28, 2011
                   --------
                   $354,789
                   ========

     The Company also has available unused investment tax credits of approximately $5,834,000 which expire on February 28, 2002. The valuation allowance represents an amount of the deferred tax assets that more likely than not will not be realized. The portion of tne NOL carryforwards that are not considered more likely than not realizable is due to the Company being a leveraged ESOP with fluctuating interest rates on its ESOP and non-ESOP debt. At February 29, 1996 and February 28, 1995, management of the Company reviewed recent operating results and projected future operating results. At the end of each of the respective years, management determined that a portion of the net deferred income tax assets would likely be realized as a result of projected future operating income.

     Deferred income taxes were not provided on accumulated undistributed earnings of certain foreign subsidiaries of $30,308,000, $25,534,000 and $21,842,000 at February 29, 1996, February 28, 1995 and February 28, 1994,
respectively, because such accumulated undistributed earnings are considered to be permanently reinvested. If these amounts were not considered permanently reinvested, additional deferred income taxes of approximately $13,246,000, $11,138,000 and $9,524,000 would have been provided at February 29, 1996, February 28, 1995 and February 28, 1994, respectively.

Note 10 - Redeemable Preferred Stock

     The Company has authorized 2,500,000 shares each of Series A and Series B $.01 par value cumulative, redeemable preferred stock at February 29, 1996 and February 28, 1995. There are 186,986.8 shares, 233,733.5 shares and 233,733.5 shares of each series issued and outstanding at February 29, 1996, February 28, 1995 and February 28, 1994, respectively.

     The preferred series A and B are subject to redemption at the option of the Company, providing certain financial tests are met. The redemption price will decline each succeeding September 25 by $.75 per share until September 25, 1997 when the redemption price will be fixed at $50 per share plus accrued dividends. In addition, upon the occurrence of certain events, including the sale of all or substantially all the common stock by the Company, or the payment in full of its acquisition indebtedness (originally $395 million), the Company is required to redeem 20% of the outstanding preferred stock on the anniversary of such an event and an equal amount in each of the ensuing four years at a price of $50 per share plus accrued but unpaid dividends. Since the acquisition indebtedness was paid in full in February 1995, the Company is required to redeem 20% of the preferred stock by February 28, 1996 and annually thereafter to the year 2000 at a redemption price of $50 per share plus accrued but unpaid dividends. During the year ended February 29, 1996, the Company redeemed 46,746.7 shares of each series of preferred stock. All the preferred shares must be redeemed at $50 per share if there is a change in control of the Company upon a sale of all or substantially all of the assets of the Company or upon merger or other business combination.

     Dividends are cumulative and are payable quarterly at an annual rate of 15% of the liquidation preference amount. The Series B Preferred Stock is junior to the Series A Preferred Stock as to the payment of dividends and liquidation preferences.

     In November 1992, the Board of Directors of the Company authorized the issuance of up to 5,000,000 shares of Series C, $.01 par value, cumulative redeemable preferred stock with a liquidation preference value of $18.68 per share. At February 29, 1996, February 28, 1995 and February 28, 1994, there are 2,878,112, 2,889,057 and 2,889,057 shares of Series C preferred stock issued and outstanding, respectively.

     The Company may, at its option, redeem the Series C Preferred Stock after June 1, 2001 and is required to redeem all the Series C Preferred Stock outstanding on May 30, 2004 in three equal annual installments commencing June 30, 2004 at a price equal to the liquidation preference value of $18.68 per share plus accrued but unpaid dividends. In addition, the Company may, at its option, redeem the Series C Preferred Stock upon the consummation of a primary public offering and is required to redeem all the Series C Preferred Stock in the event of the occurrence of certain major corporate transactions involving a change in control, at a price equal to the lower of the liquidation preference value or the fair market value of the common stock (as adjusted for any recapitalization) plus, in either case, accrued but unpaid dividends.

     Dividends on the Series C Preferred Stock are cumulative and are payable quarterly in cash at an annual rate of 9.75% of the liquidation preference value.

     The Series C Preferred Stock ranks junior to the Series A and Series B Preferred Stock and senior to the participating convertible preferred stock and common stock, with respect to dividends and liquidation preference.

     The carrying and redemption amounts for each redeemable preferred stock issue is as follows (in thousands, except per share amounts):

                                             February 29,   February 28,
                                                 1996           1995
                                             ------------   ------------
     Series A:
     Carrying amount                            $ 9,323         $11,653
     Redemption amount ($50 per share at
          February 29, 1996 and February
          28, 1995)                               9,349          11,687

     Series B:
     Carrying amount                              9,323          11,653
     Redemption amount ($50 per share at
          February 29, 1996 and February
          28, 1995)                               9,349          11,687

     Series C:
     Carrying amount                             53,763          53,968
     Redemption amount ($18.68 per share at
          February 29, 1996 and February
          28, 1995)                              53,763          53,968

     Total carrying amount                      $72,409         $77,274
     Total redemption amount                    $72,461         $77,342

Note 11 - Participating Convertible Preferred Stock

     The Company has authorized 15,000,000 shares of $.01 par value participating convertible preferred stock. At February 29, 1996, February 28, 1995 and February 28, 1994, the Company has issued and outstanding 9,788,623 shares. Each share is convertible into one share of common stock of the Company at the option of the holder. The stock is held by the General Motors Corporation (described herein as an affiliated company or a vehicle manufacturer).

Note 12 - Common Stock

     The Company has authorized 100,000,000 shares of $.01 par value common stock. There are 29,042,916 shares issued at February 29, 1996, February 28, 1995 and February 28, 1994, of which 23,619,703, 23,619,828 and 23,705,524 are outstanding and held by the ESOP trustee and former employees at February 29, 1996, February 28, 1995 and February 28, 1994, respectively. ESOP shares are allocated for the account of employees, pro rata, as the ESOP acquisition debt is repaid. At February 29, 1996, February 28, 1995 and February 28, 1994, 5,423,213, 5,423,088 and 5,337,392 shares are held as treasury stock, respectively.

     The Company is obligated under certain conditions to repurchase common stock issued to employees and former employees to the extent legally required and as permitted under the Company's loan agreements.

     Under the Company's loan agreements, the payment of cash dividends on its common stock is restricted except where such dividends are used to retire ESOP debt.

     The unearned compensation represents the unamortized amount of deferred compensation to be received by employees in the form of shares of the Company's common stock, which they will receive from the ESOP. The initial amount of unearned compensation ($395 million) generally represents cash proceeds of the acquisition debt less amounts used to refinance existing debt.

     In 1993, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 93-6, "Employers' Accounting for Employee Stock Ownership Plans." The SOP gives accounting guidance for shares acquired by the ESOP after December 31, 1992 (new ESOP shares). The Company may continue to use the earlier accounting rules to measure compensation expense for shares acquired by the ESOP prior to December 31, 1992 (old ESOP shares).

     Accordingly, as old ESOP shares are allocated to employees, compensation expense is charged based on the amortization of the original unearned compensation amount on a straight line basis over 25 years. As new ESOP shares are allocated to employees, compensation expense is charged based on the fair value of those shares. Unearned compensation is released based on the cost of the shares acquired. Any difference between the cost and fair value of the shares allocated is charged or credited to additional paid-in capital. Shares are generally allocated annually in January for the prior calendar year.

The shares held by the ESOP and former employees are as follows:

                                            February     February     February
                                            29, 1996     28, 1995     28, 1994
                                           ----------   ----------   ----------
Shares held by the ESOP:
   Unallocated shares:
       Old ESOP shares ...........         14,465,131   15,333,722   16,175,629
       New ESOP shares ...........            115,170
   Allocated shares:
       Old ESOP shares ...........          9,026,899    8,281,603    7,525,683
       New ESOP shares ...........              5,680
Shares held by former employees ..              6,823        4,503        4,212
                                           ----------   ----------   ----------
Total outstanding ................         23,619,703   23,619,828   23,705,524
                                           ==========   ==========   ==========

     The Company's common stock is redeemable at the option of the holders, subject to certain significant vesting and other financial restrictions on the Company. If however, all outstanding shares of the Company were fully vested, the Company's maximum cash obligation related to these shares based upon the annual valuation of the Company's common stock would have been approximately $295,482,000, $213,523,000 and $425,751,000 at February 29, 1996, February 28,
1995 and February 28, 1994, respectively.

                                    Redeemable     Appraised        Redeemable
                                      Shares         Value          Portion of
                                    Outstanding    Per Share       Common Stock
                                    -----------    ---------       ------------

Balance March 1, 1993 .........     27,065,557    $   18.93        $512,350,994
                                                                   ============
Warrants exercised for
   common stock ...............        599,452
Options exercised for
   common stock ...............         77,462
Exchange of common shares
   for Series C Preferred Stock     (2,889,057)
Purchase of treasury shares ...     (1,147,890)
                                   ------------

Balance February 28, 1994 .....     23,705,524    $   17.96        $425,751,211
                                                                   ============
Purchase of treasury shares ...        (85,696)
                                   ------------

Balance February 28, 1995 .....     23,619,828    $    9.04        $213,523,245
                                                                   ============

Purchase of treasury shares ...           (125)
                                   ------------

Balance February 29, 1996 .....     23,619,703    $   12.51        $295,482,485
                                   ===========                     ============

Note 13 - Long-Term Compensation Plan

     In April 1993, the Company adopted a long-term compensation plan which took the form of a unit appreciation rights plan. Under this plan, a total of 5 million units were eligible for distribution, with full vesting over a four year period. At February 29, 1996, February 28, 1995 and February 28, 1994, there were approximately 70,000, 4,000,000 and 4,000,000 appreciation units outstanding, respectively, with no appreciation in value.

     In 1995, the Board of Directors adopted a long-term compensation plan for key management employees in the form of a stock appreciation rights plan which substantially replaced the April, 1993 plan. A total of 5 million units are eligible for distribution. The units granted to each participating employee under a single grant shall vest in three equally proportioned allotments (aggregating approximately 1.4 million each) to start on the third anniversary of the date of grant, with all units to be fully vested on the fifth anniversary of the grant or the occurrence of certain events including a change in control. The value of each grant's units are measured by the fair market value of one share of the Company's common stock on the date of grant ($9.04), such measurement value being subject to a readjustment for the second and third allotments based upon the fair market value of one share of common stock on the first anniversary of the grant ($12.51 at January 1, 1996) and the second anniversary of the grant (to be determined at January 1, 1997), respectively. Under the Plan, the holder of each vested unit is entitled to receive in cash the appreciation in the fair market value of one share of the Company's common stock at the date of exercise over the measurement value. The exercise periods expire in varying years through 2007. Compensation expense is recorded as the fair market value of one share of the Company's common stock appreciates over the grant price for each allotment. Approximately 4.3 million units are outstanding at February 29, 1996 with none eligible for exercise. During the year ended February 29, 1996, approximately $4.9 million was charged to expense under this plan.

     In addition, in 1995, the Company issued a "Management Long-Term Incentive Plan" for certain key employees. The Plan is in the form of a performance unit award. Income is charged and payment is determined by the performance ratio, which is measured as a percentage of the increase in a share of the Company's common stock, over the performance period (three fiscal years). At the conclusion of the performance period, one-third of the payment will be made to participants with the remaining two equal installments made on the first and second anniversaries thereof. Generally, participants must be employees of the Company at the time each installment is made. There are approximately 720,000 units outstanding at February 29, 1996, with a base value of $9.04 (the value of one share of the Company's stock on March 1, 1995). The amount charged to expense under this plan for the year ended February 29, 1996 was immaterial.

Note 14 - Fair Value of Financial Instruments

     The carrying value of the Company's financial instruments approximates fair value except for debt and redeemable preferred stock and certain other financial instruments which are not material. At February 29, 1996 and February 28, 1995, the carrying value of debt and redeemable preferred stock is $2,237,663,000 and $1,921,054,000 with fair values of approximately $2,255,250,000 and $1,914,000,000, respectively. The fair value is estimated by reference to various market data, including borrowing rates currently available to the Company with similar terms and maturities.

Note 15 - Retirement Benefits

     The Company sponsors non-contributory defined benefit plans covering employees who are members of certain collective bargaining units and non-union full-time employees hired prior to December 31, 1983 who were age 25 or above on January 1, 1985. It also contributes to union sponsored pension plans.

     The Company sponsors a Voluntary Investment Savings Plan under a "qualified cash or deferred arrangement" under Section 401(k) of the Internal Revenue Code. For the years ended February 29, 1996, February 28, 1995 and February 28, 1994, the cost of this plan was approximately $1,718,000, $1,625,000 and $1,477,000, respectively. Included in the Investment Savings Plan, the Company sponsors a defined contribution plan for substantially all non-union full-time employees not otherwise covered. Employer contributions and costs for this plan are determined as 2% of each covered employee's compensation. The cost of the plan for the years ended February 29, 1996, February 28, 1995 and February 28, 1994 amounted to $1,798,000, $1,718,000 and $1,550,000, respectively.

     In addition, the Company sponsors an Employee Stock Ownership Plan (ESOP). The ESOP is a defined contribution retirement plan sponsored by Avis, Inc. and its domestic subsidiaries. The Avis ESOP Committee is appointed by the Company's Board of Directors to administer the ESOP.

     In September 1987, the ESOP, through the use of funds borrowed from the Company, purchased all of the then outstanding common stock of the Company. The Company remits funds for payment of the ESOP debt principal and interest to the ESOP in the form of contributions, distributions and dividends. The ESOP repays principal and interest to the Company for the borrowed funds. As the ESOP repays the amount borrowed plus interest, redeemable common stock is released and allocated to the accounts of participants in the ESOP up to the deductible amount permitted by the Internal Revenue Code. The common stock is held by the ESOP trustee as collateral for the amount borrowed by the ESOP.

     Most domestic non-union and certain union employees of the Company are eligible to participate in the ESOP. Participants do not contribute to the ESOP. A similar, nonqualified plan exists for certain employees ineligible to participate in the ESOP. Units are allocated in a manner consistent with the stock allocation for participants in the ESOP. Benefits are paid in cash to terminated participants in a manner similar to distributions from the ESOP. The measurement value of each unit is equivalent to one share of the Company's common stock at the date of payment. There are approximately 532,000, 495,000 and 446,000 vested units outstanding at February 29, 1996, February 28, 1995 and February 28, 1994, respectively. The amount charged to expense for the nonqualified plan was immaterial for the years ended February 29, 1996, February 28, 1995 and February 28, 1994.

     The defined benefit plans provide benefits based upon years of credited service, highest average compensation and social security benefits. Annual retirement benefits, at age 65, are equal to 1 1/2% of the participating employee's final average compensation (average compensation during the highest five consecutive years of employment in the ten years prior to retirement) less 1 3/7% of the Social Security benefits for each year of service up to a maximum of 35 years. In addition, the plan provides for reduced benefits after age 55 and for a joint and survivor annuity option.

     The status of the U.S. defined benefit plans at February 29, 1996, February 28, 1995 and February 28, 1994 is as follows (in thousands):

                                                      1996                       1995                     1994
                                          ------------------------   ------------------------  ----------------------
                                          Salaried &                 Salaried &                Salaried &
                                            Hourly                     Hourly                   Hourly
                                          Employees                  Employees                 Employees
                                          as of June                 as of June                as of June
                                          30, 1985     Bargaining     30, 1985    Bargaining    30, 1995    Bargaining
                                          -----------  ----------    ----------- -----------   -----------  ----------

Actuarial present value of
  benefit obligations:
    Vested benefit obligation ......      $ 37,864      $  5,400     $ 27,871     $  4,244     $ 26,800    $  4,093
                                          ========      ========     ========     ========     ========    ========
    Accumulated benefit obligation..      $ 42,182      $  5,606     $ 30,682     $  4,428     $ 29,800    $  4,308
                                          ========      ========     ========     ========     ========    ========
    Projected benefit obligation ...      $ 58,695      $  5,606     $ 44,550     $  4,428     $ 46,500    $  4,308
Plan assets at fair value ..........        52,294         4,572       44,408        3,653       40,230       3,505
                                          --------      --------     --------     --------     --------    --------
Projected benefit obligation (in
  excess of) plan assets ...........        (6,401)       (1,034)        (142)        (775)      (6,270)       (803)
Unrecognized net actuarial loss ....         4,635           453          939           80        4,642         258
Unrecognized prior service cost ....        (2,749)          985       (3,047)         981       (3,387)        837
Additional minimum liability .......                      (1,438)                   (1,061)                  (1,095)
                                          --------      --------     --------     --------      -------    --------
Accrued pension cost ...............      $ (4,515)     $ (1,034)    $ (2,250)    $   (775)    $ (5,015)   $   (803)
                                          ========      ========     ========     ========     ========    ========


     At February 29, 1996, February 28, 1995 and February 28, 1994, the measurement of the projected benefit obligation was based on a 7.5%, 8.5% and 7.5% assumed discount rate, respectively. Compensation increases were assumed at a rate of 5.0%, at February 29, 1996, February 28, 1995 and February 28, 1994. The assumed long-term rate of return on plan assets was 8.75% at February 29, 1996 and February 28, 1995 and 9.0% at February 28, 1994. The plan assets are invested in corporate bonds, U.S. government securities and common stock mutual funds.

     Net pension cost for the defined benefit plans includes the following components (in thousands):

                                               Years Ended
                                   ------------------------------------
                                   February    February       February
                                   29, 1996    28, 1995       28, 1994
                                   --------    --------       --------
Service cost ...................    $ 2,508     $ 3,077       $ 2,538
Interest cost ..................      4,128       4,078         3,200
Actual return on plan assets ...     (9,939)          7        (3,727)
Net amortization of actuarial
  gains and prior service cost..      5,288      (4,564)          404
Union contributions ............      2,104       1,978         1,928
Foreign plans ..................        140         116           110
                                    -------     -------       -------
Net pension cost ...............    $ 4,229     $ 4,692       $ 4,453
                                    =======     =======       =======

     The  Company  also  sponsors   several  foreign  pension  plans.  The  most
significant of these is the Canadian pension plan.

     The status of the Canadian defined benefit plans at February 29, 1996, February 28, 1995 and February 28, 1994 is as follows (in thousands):

                                                 1996          1995       1994
                                               Canadian      Canadian   Canadian
                                                  Plan          Plan      Plan
                                               --------      --------   --------
Actuarial present value of
  benefit obligations:
Vested benefit obligation ...............      $ 2,884       $ 2,872    $ 2,477
                                               =======       =======    =======

Accumulated benefit obligation ..........      $ 2,884       $ 2,872    $ 2,477
                                               =======       =======    =======

Projected benefit obligation ............      $ 3,150       $ 3,138    $ 2,706
Plan assets at fair value ...............        7,275         6,250      6,264
                                               -------       -------    -------
Plan assets in excess of projected
  benefit obligation ....................        4,125         3,112      3,558
Unrecognized net actuarial loss (gain)...         (125)          597         65
Unrecognized net transition asset .......       (2,922)       (2,993)    (3,237)
                                               -------       -------    -------

Prepaid pension cost ....................      $(1,078)      $  (716)   $  (386)
                                               =======       =======    =======

     At February 29, 1996, February 28, 1995 and February 28, 1994 the measurement of the projected benefit obligation was based on a 9.5% assumed discount rate. Compensation increases were assumed at a rate of 5.0%, at February 29, 1996, February 28, 1995 and February 28, 1994. The assumed long-term rate of return on plan assets was 9.50% at February 29, 1996, February 28, 1995 and at February 28, 1994. The plan assets are held in mutual funds which are invested in Canadian stocks, bonds, real estate and money market funds.

     Net prepaid pension cost for the Canadian defined benefit plan includes the following components (in thousands):

                                                         Years Ended
                                             -----------------------------------
                                             February     February      February
                                             29, 1996     28, 1995      28, 1994
                                             --------     --------      --------
Service cost .........................        $  72        $  97         $  56
Interest cost ........................          301          271           252
Expected return on plan assets........         (587)        (586)         (570)
Amortization of unrecognized
  net asset at transition ............         (133)        (133)         (141)
                                             -------       ------        ------
Net prepaid pension cost .............        $(347)       $(351)        $(403)
                                             =======       ======       ======


Note 16 - Leases, Airport Concession Fees and Commitments

     The Company is committed to make rental payments under noncancelable operating leases relating principally to vehicle rental facilities and equipment.  Under  certain  leases,  the  Company is  obligated  to pay  certain additional costs, such as property taxes, insurance and maintenance. Airport concession agreements usually require a guaranteed minimum amount plus contingent fees which are generally based on a percentage of revenues. Operating lease payments and airport concession fees charged to income amount to (in thousands):

                                                  Years Ended
                                     -------------------------------------
                                     February     February        February
                                     29, 1996     28, 1995        28, 1994
                                     --------     --------        --------

Minimum fees ..................      $117,766     $108,479        $103,360
Contingent fees ...............        59,687       46,390          43,720
                                     --------     --------        --------
                                      177,453      154,869         147,080
Less sublease rentals .........         4,536        4,119           3,584
                                     --------     --------        --------
                                     $172,917     $150,750        $143,496
                                     ========     ========        ========

     Future minimum rental commitments under noncancelable operating leases amounted to approximately $392,867,000 at February 29, 1996. The minimum rental payments due in each of the succeeding five years are as follows (in thousands):

               February 28, 1997 ...........................    $ 95,175
               February 28, 1998 ...........................      78,197
               February 28, 1999 ...........................      50,066
               February 29, 2000  ..........................      34,158
               February 28, 2001 ...........................      25,930
               Thereafter ..................................     109,341

     At February 29, 1996, the Company has guaranteed up to $149,000 of an affiliated company's credit facility obligation.

     In addition to the Company's lease commitments, the Company has outstanding purchase commitments of approximately $772 million and $588 million at February 29, 1996 and February 28, 1995, of which approximately $760 million and $561 million relate to vehicle purchases, respectively.

Note 17 - Related Party Transactions

     Vehicle manufacturers offer vehicle repurchase programs on an ongoing basis to assist in the acquisition and disposition of vehicles. These programs generally allow the Company, at its option, subject to certain provisions, to sell the vehicles back to the manufacturers at pre-determined prices. Amounts included under these programs are reflected in "Due from affiliated company." Under the terms of certain financing agreements with the General Motors Corporation (General Motors), the Company is required to purchase a significant percentage (70%) of its fleet from General Motors subject to market conditions. In addition, the Company participates in an arrangement whereby General Motors provides payments for purchasing and promoting a specified number and mix of vehicles.

     The Company and Avis Europe, Plc cooperate jointly in marketing and promotion activities, the exchange of reservations, the honoring of charge cards and vouchers and the transfer of the related billings. In addition, the Company provides certain data processing services to Avis Europe, Plc for which it charged approximately $9.9 million, $9.2 million and $7.3 million for the years ended February 29, 1996, February 28, 1995 and February 28, 1994, respectively. Two members of the Company's board of directors serve on the board of Avis Europe Limited (formerly Cilva) (the parent company of Avis Europe, Plc) and one member of the Avis Europe Limited board serves as a director of the Company.

Note  18 - Segment Information

     The Company  operates in the United  States and in foreign  countries.  The
operations   within  major  geographic  areas  are  summarized  as  follows  (in thousands):

                                     February       February       February
                                     29, 1996       28, 1995       28, 1994
                                    -----------   -----------    -----------
Revenues
     United States ..............   $ 1,504,484   $ 1,275,132    $ 1,195,556
     Australia ..................        95,968        79,222         64,440
     Canada .....................        69,319        60,092         72,778
     Other foreign operations ...        46,906        41,142         38,550
                                    -----------   -----------    -----------
           Total ................   $ 1,716,677   $ 1,455,588    $ 1,371,324
                                    ===========   ===========    ===========

Income (loss) before income taxes
     United States ..............   $     2,015   $   (40,027)   $    16,726
     Australia ..................        15,920        13,638         10,296
     Canada .....................         4,944         7,171         13,026
     Other foreign operations ...        12,170        13,280         11,762
                                    -----------   -----------    -----------
           Total ................   $    35,049   $    (5,938)   $    51,810
                                    ===========   ===========    ===========

Total assets at end of year
     United States ..............   $ 2,805,438   $ 2,466,962    $ 2,623,337
     Australia ..................       113,093        90,732         58,212
     Canada .....................       115,849        90,226        108,152
     Other foreign operations ...       170,073       151,341        135,002
                                    -----------   -----------    -----------
           Total ................   $ 3,204,453   $ 2,799,261    $ 2,924,703
                                    ===========   ===========    ===========

Note 19 - Purchase of Agency Rent A Car

     On October 2, 1995, the Company acquired the rights to the name and certain assets of Agency Rent A Car, Inc. (Agency), a company primarily engaged in the insurance replacement rent a car business, for a total purchase price of $20.5 million. The acquisition has been accounted for as a purchase, and the results of Agency have been included in the accompanying consolidated financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets acquired. This allocation resulted in goodwill of approximately $18 million, which is being amortized over 40 years.

     The unaudited consolidated results of operations on a pro forma basis as though Agency had been acquired as of the beginning of 1996 and 1995 are as follows (in thousands):

                                                  Unaudited
                                   --------------------------------------
                                   February 29, 1996    February 28, 1995
                                   -----------------    -----------------

Net sales ................            1,760,179               1,587,699
Income before income taxes               29,739                  12,781
Net loss .................               (1,506)                (15,700)

     The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Agency acquisition been consummated as of the above dates, nor are they necessarily indicative of the future operating results. The pro forma results above reflect the operations of Agency during a period in which significant downsizing was in effect. By the time of the acquisition of Agency by the Company, Agency's operations were significantly reduced compared with the periods presented above.

Note 20 - Litigation

     There are various matters of litigation involving the Company and its subsidiaries which have arisen during the normal course of operations. As litigation is subject to many uncertainties, the outcome of any individual matter is not predictable with any degree of certainty, and it is reasonably possible that one or more of these matters could be decided unfavorably against the Company or its subsidiaries. In the opinion of management, the ultimate liability, if any, resulting from these matters will not have a material adverse effect on the Company's consolidated financial statements.

Note 21 - Subsequent Events - (unaudited)

A. On October 17, 1996, HFS Incorporated ("HFS") completed the acquisition of all of the outstanding capital stock of the Company, including payments under certain employee stock plans of the Company and the redemption of certain series of preferred stock of the Company for an aggregate $806.5 million. The purchase price was comprised of approximately $367.2 million in cash, $100.9 million in indebtedness and $338.4 million (approximately 4.6 million shares) in HFS common stock.

B. On May 22, 1996 a complaint was filed in the United States District Court for Eastern District of North Carolina against Avis Rent A Car System, Inc. (ARACS) and one of its licensees, New Hanover Rent-A-Car, Inc. (New Hanover) alleging discrimination by New Hanover in the rental of automobiles based on race. Plaintiff seeks an unspecified amount of compensatory and punitive damages and a permanent injunction barring ARACS and New Hanover from continuing to engage in illegal discriminatory conduct. ARACS has asserted claims for indemnification against New Hanover and intends to virgorously defend the complaint. ARACS believes that it has meritorious defenses against the complaint. In the opinion of management, the ultimate liability, if any, resulting from this matter will not have a material adverse effect on the Company's consolidated financial position, results of operations and liquidity.